Exhibit  10.3

         Individual Employment Agreement between an SBD and Carl M Nurse

1     The Parties

The parties to this employment agreement are:
1. SiteWorks Building & Development Co., the "Employer"; and
2 . Carl M Nurse , the "Employee".

2     The Position and the Duties

The Employee is being employed as President and CEO.

The Employee shall perform the duties set out in the Job Description attached to this agreement. These duties may be modified and updated by the Employer from time to time following agreement with the Employee. The Employee also agrees to perform all other reasonable duties and comply with reasonable instructions issued by the Employer.

The Employee shall report to the Board of Directors or to any other representative of the Employer designated from time to time by the Employer.

The Employer shall, in consultation with the Employee, set the Employee objectives at least on an annual basis. These objectives shall be taken into account by the Employer when assessing the Employee's performance.

The Employer shall conduct a performance review of the Employee on at least an annual basis. This review shall be taken into account in any salary reviews.

In the event the Employer considers that a secondment (such as to a client or customer or project) would be in the best interests of the Employer, the Employee shall comply with all reasonable requests to carry out that secondment.

3     Obligations of the Relationship

The Employer shall:
(i) Act as a good employer in all dealings with the Employee;
(ii) Deal with the Employee and any representative of the Employee in good faith in all aspects of the employment relationship;
(iii) Take all practicable steps to provide the Employee with a safe and healthy work environment.

The Employee shall:

(i) Comply with all reasonable and lawful instructions provided to them by the Employer;
(ii) Perform their duties with all reasonable skill and diligence;
(iii) Conduct their duties in the best interests of the Employer and the employment relationship;

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(iv) Deal with the Employer in good faith in all aspects of the employment relationship;
(v) Comply with all policies and procedures (including any Codes of Conduct) implemented by the Employer from time to time.
(vi) Take all practicable steps to perform the job in a way that is safe and healthy for themselves and their fellow employees.

4     The Place of Work

The parties agree that the Employee shall perform their duties at 2534 N Miami Ave, Miami Florida or wherever there may be operations of the company.

5     Hours of Work

5.1   Working Hours

The Employee's normal hours of work shall be 40 hours per week, between the hours of 8 to 5 on Monday to Friday . The Employee may also be required to perform such overtime as may be reasonably required by the Employer in order for the Employee to properly perform their duties. The Employee's salary fully compensates them for all hours worked.

5.2   Variation of Working Hours

The Employee's hours of work may be varied as follows:
(i) By mutual agreement between the Employee and the Employer; or
(ii) If agreement cannot be reached, by the Employer, following consultation with the Employee, provided that the Employee's minimum hours of work are not reduced below 40 hours and that any increase in hours of work is reasonable.

When seeking to vary the Employee's hours, the Employer shall act reasonably, and shall take into account the Employee's personal circumstances and commitments.

6     Wages/Salary/Allowances

6.1   Types of Pay

The Employee's salary shall be $150,000 per annum, when revenues reach 4,000,000 and therafter increase to 250,000 base per annum when revenues reach 10,000,000 which shall be paid monthly on Friday into a bank account nominated by the Employee . Salaries will be reviewed again when revenues are in excess of 15,000,000 per annum.

6.2   Bonuses

The Employee shall be eligible to receive a bonus in one year provided the Employee achieves in the reasonable opinion of the Employer the objectives agreed between the Employer and the Employee at the beginning of that period.

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6.3   Review

The Employer agrees to review the Employee's salary/wages on the 12 month anniversary of this employment agreement and every 12 month anniversary thereafter. The parties agree that the Employee shall not have any necessary entitlement to an increase, but, the Employer agrees to conduct this review in good faith and to consult with the Employee during the review.

6.4   Allowance (1)

The Employee shall be paid a travel allowance of 20,000 per annually , which shall be paid to the Employee on a monthly basis.

6.5   Allowance (2)

The Employee shall be paid a automobile allowance of 1500 per monthly , which shall be paid to the Employee on a monthly basis.

6.6   Allowance (3)

The Employee shall be paid a entertainment allowance of 12000 per year , which shall be paid to the Employee on a monthly basis.

6.7   Reimbursement of Travel

Expenses The Employee may be required to travel from time to time as part of their duties. The Employer shall reimburse the Employee for their reasonable work related travel and accommodation costs upon production of appropriate receipts.

7     Holidays and Leave Entitlements

7.1   Annual Leave

The Employee shall be entitled to paid annual leave as set out in this clause. This clause is in substitution for and not in addition to the entitlements in the Holidays Act:
(i) The Employee shall be entitled to 4 weeks annual leave per year;
(ii) The Employee's entitlement shall accrue on a pro-rata basis during each month of their employment from the first day of their employment.

7.2   Public Holidays

The employee shall be entitled to be paid for the time actually worked on a Public Holiday at the rate of time and a half of their relevant daily pay.

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7.3   On-call on Public Holiday not on Normal Working Day

The Employer may request that the Employee is on call on a public holiday that would not otherwise have been a working day for the Employee. Where this occurs, the entitlement to payment is as follows:

(i) If the employee is called out, the employee is entitled to payment (as detailed in the 'Payment for work on a public holiday' clause of this agreement) but not a day's paid alternative holiday.
(ii) If the Employee is required to restrict activities on the day to the extent that they have not enjoyed a full holiday, but is not called out, then the Employee is entitled to a full day's paid alternative holiday. Payment for the time on call is at no increase .
(iii) If the Employee is on call, but is not required to restrict activities, for example if the employee can choose not to accept the call out, then entitlement to payment only arises if the Employee accepts the callout. Payment for the time on call regardless of a call out is at no additional pay .

7.4   Annual Closedown

The Employer may closedown all or part of its operations regularly once a year and require the Employee to take leave during the period of the close down, even where this requires the Employee to take leave for which they are not fully reimbursed. The Employer shall provide the Employee with at least 14 days advance notice of the closedown.

7.5   Jury Duty

Where the Employee is called for jury duty, the Employer shall continue the Employee's full pay for the duration of the jury service for days that would otherwise have been working days, and the Employee will pay to the Employer any jurors fees received by them.

7.6   Volunteers Employment Protection

Leave for training or service in the Territorial and Reserve Forces shall be covered by the Volunteers Employment Protection Act 1973.

8     Other Entitlements/Benefits

8.1 Superannuation The Employee shall be entitled to participate in any superannuation plan provided by the Employer to the Employer's employees, but nothing in this agreement shall affect the Employer's right to terminate or vary the plan in whole or in part at any time.

8.2   Medical Insurance

The Employer shall provide the Employee and their family with medical insurance up to a value of 15000 per annum.

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8.3   Gym Membership

In order to assist the health and wellbeing of the Employee, the Employer will pay 1500 to a club or gym when the Employee joins, as a contribution to the annual joining fee. This sum shall be payable every 12 months as long as the Employee retains membership of the club or gym or an alternative club or gym as agreed with the Employer.

8.4   Use of a Car

The Employee shall be allocated a car for work purposes, and for their own personal use in non work time. The Employer will meet all maintenance, insurance and running costs (including fuel relating to work use). Fuel costs for personal use (other than travelling to and from work) shall be met by the Employee. The Employee should comply with traffic regulations at all times. Parking fines and traffic fines will also be the responsibility of the Employee. The car allocated to the Employee may be replaced by the Employer from time to time. The Employee agrees to comply with all motor vehicle policies the Employer may issue from time to time. The Employee must ensure that the car is appropriately maintained and kept in a clean and tidy condition at all times. The Employee shall also keep a record of work and non-work mileage, and provide this to the Employer when requested. Ongoing use of the car is subject to the Employee retaining a current driver's license.

8.5   Indemnity

The Employer shall, to the extent permissible under law, indemnify the Employee from and against all actions, claims and demands brought against the Employee by any third party relating to the performance of the Employee's employment, provided that the Employee's actions were in good faith and did not involve recklessness, wilful neglect or any wilful failure to carry out a lawful instruction from the Employer.

9     Health and Safety

9.1   General Obligations

Both the Employer and the Employee shall comply with their obligations under the Health and Safety in Employment Act 1992. This includes the Employer taking all practicable steps to provide the Employee with a healthy and safe working environment. The Employee shall comply with all directions and instructions from the Employer regarding health and safety and shall also take all reasonable steps to ensure that in the performance of their employment they do not undermine their own health and safety or the health and safety of any other person.

9.2   VDU and Work Station

Because the Employee will be using a computer as part of their job, the Employer and Employee shall consult about the hazards represented by the equipment and the work environment to ensure that both parties have regard to the recommendations set out in the Department of Labour Approved Code for the Safe Use of Visual Display Units.

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9.3   Chemical Use

As part of the Employee's job, the Employee will come into contact with chemicals for time to time. The Employer shall provide appropriate equipment, information and training for dealing with the chemicals in question. The Employee shall take all reasonable precautions at all times when dealing with chemicals to ensure that safe and appropriate practices are followed. In addition, the Employee shall comply with all health and safety directions and policies of the Employer.

9.4   Lifting

Because manual handling tasks are a significant part of the Employee's job, the Employer and Employee shall consult about the hazards represented by the tasks, to ensure that both parties have regard to the recommendations set out in the Department of Labour Approved Code for Manual Handling.

9.5   Drug Testing

Where the Employer has reasonable grounds for suspecting that the Employee is under the influence of illegal drugs while at work, the Employer may require the Employee to undergo a non-intrusive drug test (a urine test) which will be conducted by a registered medical professional. The testing process followed will be such as to ensure a safe and accurate test.

In deciding whether to conduct a test the Employer shall have regard for any comment by the Employee. On receipt of a positive test the Employer shall discuss the results with the Employee and take into consideration any explanation received before any outcome is decided upon.

9.6   Counselling Assistance

The Employer engages from time to time a counsellor to provide support and assistance to its employees. In the event the Employee considers that they require or could benefit from Counselling support they should feel free to contact the Counsellor on insert telephone number . Where the Employer has reasonable grounds for concern regarding the Employee's wellbeing, it shall be entitled to suggest that the Employee contact Counselling Assistance.

9.7   Medical Examination

The Employer shall be entitled to require the Employee to undergo a medical examination, at the Employer's cost, by a registered medical practitioner nominated by the Employer.

Such requirement should be used where the Employer has reasonable grounds for concern that the Employee's health is affecting their safety at work, or the safety of others in the workplace.

10    Other Employment Obligations

10.1  Confidential Information

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The Employee shall not, whether during the currency of this agreement or after its termination for whatever reason, use, disclose or distribute to any person or entity, otherwise than as necessary for the proper performance of their duties and responsibilities under this agreement, or as required by law, any confidential information, messages, data or trade secrets acquired by the Employee in the course of performing their services under this agreement. This includes, but is not limited to, information about the Employer's business.

10.2  Copyrights

All work produced for the Employer by the Employee under this agreement or otherwise and the right to the copyright and all other intellectual property in all such work is to be the sole property of the Employer.

10.3  Conflicts of Interest

The Employee agrees that there are no contracts, restrictions or other matters which would interfere with their ability to discharge their obligations under this agreement. If, while performing their duties and responsibilities under this agreement, the Employee becomes aware of any potential or actual conflict between their interests and those of the Employer, then the Employee shall immediately inform the Employer. Where the Employer forms the view that such a conflict does or could exist, it may direct the Employee to take action(s) to resolve that conflict, and the Employee shall comply with that instruction. When acting in their capacity as Employee, the Employee shall not, either directly or indirectly, receive or accept for their own benefit or the benefit of any person or entity other than the Employer any gratuity, emolument, or payment of any kind from any person having or intending to have any business with the Employer.

10.4  Use of Internet and E-mail

The Employee will have access to email and the Internet in the course of their employment. The Employee shall ensure that at all times their use of the email and Internet facilities at work meets the ethical and social standards of the workplace. Whilst a reasonable level of personal use is acceptable to the Employer, this must not interfere with the Employee's employment duties or obligations, and must not be illegal or contrary to the interests of the Employer. The Employee shall also comply with all email and Internet policies issued by the Employer from time to time.

10.5      Privacy Obligations

The Employer and the Employee shall comply with the obligations set out in the Privacy Act 1993. The Employee must not breach the privacy of any customer or client in the course of their employment.

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10.6  Restraint of Trade - Non-Solicitation of Employees

The Employee agrees that for a period of 1 year following the termination of their employment for whatever reason, they shall not, either personally, or as an employee, consultant or agent for any other entity or employer, solicit or engage or employ any employee of the Employer with whom the Employee had any dealings whilst employed with the Employer.

10.7  Restraint of Trade - Severability

In the event any portion of this clause is viewed as unenforceable by any Authority or Court with jurisdiction to consider such clauses, the clause shall apply as modified by the Authority or the Court, or in the event it is not modified by the Authority or Court, the remainder of this clause and agreement shall continue to be enforceable by the parties.

11    Restructuring and Redundancy

11.1  Restructuring due to transfer

In the event that all or part of the work undertaken by the employee will be affected by the employer entering into an arrangement whereby a new employer will undertake the work currently undertaken by the employee, the employer will meet with the employee, providing information about the proposed arrangement and an opportunity for the employee to comment on the proposal, consider and respond to their comments.

11.2  Negotiations with new employer

The employer will negotiate with the new employer, including whether the affected employees will transfer to the new employer on the same terms and conditions, and will include in the agreement reached with the new employer a requirement that the employee be offered a position with the new employer at the same or similar terms of employment.

11.3  No transfer or employment

Where the employee either chooses not to transfer to the new employer, or is not offered employment by the new employer, the employer will activate the redundancy provisions of this agreement.

11.4  Definition

Redundancy is a situation where the position of employment of an employee is or will become surplus to the requirements of the Employer's business.

11.5  Restructuring due to transfer

In the event the Employer considers that the Employee's position of employment could be affected by redundancy or could be made redundant, the Employer shall, except in exceptional circumstances, consult with the Employee regarding the possibility of redundancy and, before a decision to proceed with redundancy is made, whether there are any alternatives to dismissal (such as redeployment to another role). In the course of this consultation the Employer shall provide to the Employee sufficient information to enable understanding and meaningful consultation, and shall consider the views of the Employee with an open mind before making a decision as to whether to make the Employee's position of employment redundant. Nothing in this clause limits the legal rights and obligations of the parties.

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11.6  No transfer or employment

In the event the Employee's employment is terminated on the basis of redundancy, the Employee shall be entitled to redundancy compensation in the sum of 250,000
..

12    Termination of Employment

12.1  Termination for Serious Misconduct

Notwithstanding any other provision in this agreement, the Employer may terminate this agreement summarily and without notice for serious misconduct on the part of the Employee. Serious misconduct includes, but is not limited to:

(i) theft;
(ii) dishonesty;
(iii) harassment of a work colleague or customer;
(iv) serious or repeated failure to follow a reasonable instruction;
(v) deliberate destruction of any property belonging to the Employer;
(vi) actions which seriously damage the Employer's reputation.

12.2  Abandonment of Employment

In the event the Employee has been absent from work for three consecutive working days without any notification to the Employer, and the Employer has made reasonable efforts to contact the Employee, this agreement shall automatically terminate on the expiry of the third day without the need for notice of termination of employment.

12.3  Employee's Obligations

Upon the termination of this agreement for whatever reason, or at any other time if so requested by the Employer, the Employee shall immediately return to the Employer all information, material or property (including but not limited to computer disks, printouts, manuals, reports, letters, memos, plans, diagrams, security cards, keys, and laptop computers) either belonging to or the responsibility of the Employer and all copies of that material, which are in the Employee's possession or under their control.

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13    Resolving Employment Relationship Problems

If any employment issues arise, those should be raised with the Employer as soon as possible so that they can be resolved. If the matter is not resolved either party can seek assistance from the Department of Labour's mediation service. If the issues are not resolved at mediation, they may be referred to the Employment Relations Authority.

If the issue is a personal grievance, the Employee must present that grievance within 90 days of the event giving rise to the grievance, or after further time if allowed by the Employer or where the Employment Relations Authority grants an extension of time.

14    Acknowledgement of the Agreement

14.1  Variation of Agreement

The parties may vary this agreement, provided that no variation shall be effective or binding on either party unless it is in writing and signed by both parties.

14.2  Non-assignment by Employee

The Employee must personally perform the duties and responsibilities under this agreement and no subcontracting or assignment by the Employee is permissible.

14.3  Entire Agreement

Each party acknowledges that this agreement contains the whole and entire agreement between the parties as to the subject matter of this agreement.

14.4  Severability

The various provisions of this agreement are severable and if any provision is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the remaining provisions of this agreement.

14.5  Deductions from Pay

Where requested by the Employee, the Employer shall deduct from their salary/wages any agreed amount for matters such as superannuation, a staff social club or union fees and pay the amount to the organisation specified by the employee. The Employer shall also be entitled to deduct from any salary payment payable upon termination of employment any overpayment made to the Employee for leave taken in advance.

14.6  Employee Acknowledgement

The Employee acknowledges that:

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(i) they have been advised of their right to take independent advice on the terms of this agreement,
(ii) that they have been provided with a reasonable opportunity to take that advice;
(iii) that they have read these terms of employment and understand these terms and their implications; and
(iv) that they agree to be bound by these terms of employment and the Employer's policies and procedures as implemented by the Employer from time to time.

Declaration

SiteWorks Building & Development Co., offer this employment agreement to Carl M Nurse.

Signed by:............................................. Date:  November 6, 2002

I, Carl M Nurse , declare that I have read and understand the conditions of employment detailed above and accept them fully. I have been advised of the right to seek independent advice in relation to this agreement, and have been allowed reasonable time to do so.

Signed by:............................................. Date:  November 6, 2002.

Ss C M Nurse












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